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            Sun Life Insurance and Annuity Company of New York
                           80 Broad Street
                      New York, New York 10004


                                                                  Exhibit 5

July 30, 1996



Board of Directors
Sun Life Insurance and Annuity Company of New York
80 Broad Street
New York, New York 10004


Dear Sirs:


Reference is made to the Registration Statement on Form S-2 ("Registration Statement") to be filed with the Securities and Exchange Commission with respect to the proposed sale of an indefinite principal amount of flexible payment combination fixed/variable group annuity contracts ("Contracts") to be issued with respect to Sun Life Insurance and Annuity Company of New York ("Sun Life (N.Y.)"), a New York corporation. I wish to advise you that I have reviewed the corporate records of Sun Life (N.Y.) and have examined the Registration Statement with exhibits and such other documents as I deem necessary for the purpose of this opinion.

   Based upon the foregoing, I am of the opinion that:

   (1) Sun Life (N.Y.) is duly organized and in good standing under the laws of the State of New York and has the authority to issue the Contracts in all jurisdictions where it is authorized to do an insurance business and the Contracts have been approved by the appropriate regulatory authorities; and

   (2) The Contracts, as and when issued pursuant to the terms, provisions and conditions as set forth in the Registration Statement, will be validly issued and will be legal and binding obligations of Sun Life (N.Y.) in accordance with their terms.

In this opinion, I have not addressed the question of taxation of the Contracts.

Very truly yours,



/s/ David D. Horn
- -------------------
David D. Horn, Esq.
Senior Vice President


DDH/clm